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Exhibit 99.2

Dot Hill Completes Private Placement of $17.8 Million of Common Stock

CARLSBAD, Calif.—March 17, 2003—Dot Hill Systems Corp. (AMEX:HIL), today announced that it has closed the sale of 4,750,000 shares of its common stock, first announced in a press release dated March 12, 2003, in a private placement at $3.75 per share to institutional investors resulting in gross proceeds to Dot Hill of approximately $17.8 million. After commissions and expenses, the net proceeds to the Company are approximately $16.6 million. The company intends to use the net proceeds of the private placement for general corporate purposes, including working capital.

The common stock has not been registered under the Securities Act of 1933, or applicable state security laws. Unless so registered, the common stock may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state security laws. The company has agreed to file a registration statement to register future resales of the shares.

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  Exhibit 99.2